[INVESTORS SAVINGS BANK GRAPHIC OMITTED]


--------------------------------------------------------------------------------
                     101 JFK Parkway - Short Hills, NJ 07078

                                          news release

                                             Contact:  Domenick Cama
                                                                ISBC
                                                       (973) 924-5105
                                                       dcama@isbnj.com



Investors Bancorp, Inc. Announces First Quarter Financial Results


Short Hills, N.J. - (PR NEWSWIRE) - October 26, 2006 - Investors Bancorp, Inc. (NASDAQ:ISBC) ("Company"), the holding company for Investors Savings Bank ("Bank"), reported net income of $4.4 million for the three months ended September 30, 2006 compared to $6.0 million for the three months ended September 30, 2005.

The Company reported basic and diluted earnings of $0.04 per share for the three months ended September 30, 2006. Since the Company completed its initial public stock offering on October 11, 2005, earnings per share are not applicable for the three months ended September 30, 2005.

"The interest rate environment remains stubbornly challenging and costly for most financial institutions," said Robert M. Cashill, the Company's President and CEO. "During these difficult times we remain committed to increasing our retail franchise value by increasing both our loan and deposit portfolios. We have recently redesigned several of our retail oriented checking products and added a suite of commercial and business deposit products. These initiatives, if successful, will help reduce the liability sensitive nature of our balance sheet."

Mr. Cashill also commented on the recently announced share repurchase program. "We are pleased by our Board's recent decision to authorize the repurchase of up to 10% of our publicly-held outstanding shares of common stock, or 5,317,590 shares and believe this is a prudent and efficient way to manage our capital position."

Comparison of Operating Results

Interest and Dividend  Income

Interest and dividend income increased by $11.8 million, or 20.7%, to $69.0 million for the three months ended September 30, 2006 from $57.2 million for the three months ended September 30, 2005. This increase was due to a 57.9% increase in interest income on loans, partially offset by an 11.5% decrease in interest income on securities and other interest-earning assets.

Interest income on loans increased by $15.4 million, or 57.9%, to $41.9 million for the three months ended September 30, 2006 from $26.6 million for the three months ended September 30, 2005. This increase resulted from a $988.0 million, or 47.2%, increase in the average balance of net loans to $3.08 billion for the three months ended September 30, 2006 from $2.09 billion for the three months ended September 30, 2005. This increase also reflects a 37 basis point increase in the average yield on net loans to 5.44% for the three months ended September 30, 2006 from 5.07% for the three months ended September 30, 2005.

Interest income on all other interest-earning assets, excluding loans, decreased by $3.5 million, or 11.5%, to $27.1 million for the three months ended September 30, 2006 from $30.7 million for the three months ended September 30, 2005. This decrease resulted from a $553.1 million decrease in the average balance of securities and other interest-earning assets, partially offset by a 40 basis point increase in the average yield on securities and other interest-earning assets to 4.65% for the three months ended September 30, 2006 from 4.25% for the three months ended September 30, 2005.

Interest Expense

Interest expense increased by $13.9 million, or 42.7%, to $46.6 million for the three months ended September 30, 2006 from $32.6 million for the three months ended September 30, 2005.

Interest expense on interest-bearing deposits increased $9.0 million, or 41.6% to $30.8 million for the three months ended September 30, 2006 from $21.7 million for the three months ended September 30, 2005. This increase was due to a 123 basis point increase in the average cost of interest-bearing deposits partially offset by a $174.7 million decrease in the average balance of interest bearing deposits.

Interest expense on borrowed funds increased by $4.9 million or 44.8%, to $15.8 million for the three months ended September 30, 2006 from $10.9 million for the three months ended September 30, 2005. The average balance of borrowed funds increased by $99.2 million or 8.4% to $1.28 billion for the three months ended September 30, 2006 from $1.18 billion for the three months ended September 30, 2005. In addition, the cost of borrowed funds increased by 124 basis points to 4.93% for the three months ended September 30, 2006 from 3.69% for the three months ended September 30, 2005.

Net Interest Income

Net interest income decreased by $2.1 million or 8.5%, to $22.5 million for the three months ended September 30, 2006 from $24.6 million for the three months ended September 30, 2005. The decrease was caused primarily by a 76 basis point decrease in our net interest rate spread to 1.03% for the three months ended September 30, 2006 from 1.79% for the three months ended September 30, 2005 as a result of the cost of average interest-bearing liabilities more than offsetting the increase in the yield on average interest-earning assets. Our net interest margin also decreased by 31 basis points from 1.97% for the three months ended September 30, 2005 to 1.66% for the three months ended September 30, 2006.

Provision for Loan Losses. Our provision for loan losses was $225,000 and $100,000 for the three months ended September 30, 2006 and 2005, respectively. There were net charge-offs of $1,600 for three months ended September 30, 2006 and net recoveries of $20,600 for the three months ended September 30, 2005. The allowance for loan losses increased by $223,000 to $6.6 million at September 30, 2006 from $6.3 million at June 30, 2006. This increase in the allowance for loan losses reflects the overall growth of our loan portfolio, the level of our non-performing loans and the low level of charge-offs.

Non-performing loans, defined as non-accruing loans, increased by $420,000 to $3.7 million at September 30, 2006 from $3.3 million at June 30, 2006. The ratio of non-performing loans to total loans was 0.12% at September 30, 2006 compared with 0.11% at June 30, 2006. The ratio of the allowance for loan losses to non-performing loans was 176.52% at September 30, 2006 compared with 192.18% at June 30, 2006. The ratio of the allowance for loan losses to total loans was 0.21% at September 30, 2006 compared to 0.22% at June 30, 2006. We believe our allowance for loan losses is adequate based on the overall growth in our loan portfolio, the current level of loan charge-offs, the stability of the New Jersey real estate market in general, and the performance and stability of our loan portfolio.

Although we believe we have established and maintained an adequate level of allowance for loan losses, additions may be necessary if future economic conditions differ substantially from the current operating environment. Although we use the best information available, the level of allowance for loan losses remains an estimate that is subject to significant judgment and short-term change.

Other Income

Other income increased by $1.0 million to $1.6 million for the three months ended September 30, 2006 from $589,000 for the three months ended September 30, 2005. This increase was largely the result of a $922,000 increase in reported income on bank owned life insurance. On July 1, 2006, the Company adopted a new accounting principle that was recently approved by the FASB Emerging Issues Task Force ("EITF"). The adoption of this accounting principle changed the manner in which we recognize income related to our bank owned life insurance contract.

Operating Expenses

Operating expenses increased by $1.5 million or 9.5%, to $17.1 million for the three months ended September 30, 2006 from $15.6 million for the three months ended September 30, 2005. The increase was primarily due to compensation and fringe benefits increasing by $803,000 or 8.3% to $10.4 million for the three months ended September 30, 2006. This increase is primarily due to $533,000 in ESOP related expenses recorded during the three months ended September 30, 2006. There were no ESOP expenses during the three months ended September 30, 2005. The increase also reflects staff additions in our commercial real estate and retail banking areas, normal merit increases and increases in employee benefits costs. In addition, professional fees increased $426,000 or 122.1% to $775,000 for the three months ended September 30, 2006. This can be attributed to the increased professional fees associated with being a public company.

Income Taxes

Income tax expense was $2.4 million for the three months ended September 30, 2006, a decrease of $1.1 million, or 32.4%, from income tax expense of $3.5 million for the three months ended September 30, 2005. Our effective tax rate was 35.2% for the three months ended September 30, 2006, compared to 37.0% for the three months ended September 30, 2005, due primarily to the higher level of tax-exempt income we earned in the three months ended September 30, 2006 from on our bank owned life insurance contract.


Balance Sheet Summary

Total assets increased by $129.5 million, or 2.4%, to $5.63 billion at September 30, 2006 from $5.50 billion at June 30, 2006. This increase was largely the result of an increase in the loan portfolio partially offset by the decrease in our securities portfolio.

Securities, in aggregate, decreased by $100.4 million, or 4.4%, to $2.19 billion at September 30, 2006, from $2.29 billion at June 30, 2006. This decrease was a result of utilizing the cash flow from investments to fund the loan growth, which is consistent with our strategic plan.

Net loans, including loans held for sale, increased by $232.4 million, or 7.8%, to $3.19 billion at September 30, 2006 from $2.96 billion at June 30, 2006. This increase in loans reflects our continued focus on loan originations and purchases. The loans we originate and purchase are made primarily on properties in New Jersey. To a lesser degree we originate and purchase loans in states contiguous to New Jersey as a way to geographically diversify our residential loan portfolio.

We originate residential mortgage loans directly and through our mortgage subsidiary, ISB Mortgage Co. During the three months ended September 30, 2006 we originated $39.1 million in residential mortgage loans. In addition, we purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the three months ended September 30, 2006 we purchased loans totaling $193.8 million from these entities. We also purchase pools of mortgage loans in the secondary market on a "bulk purchase" basis from several well-established financial institutions. During the three months ended September 30, 2006, we purchased loans totaling $43.9 million on a "bulk purchase" basis.

Additionally, for the three months ended September 30, 2006, we originated $3.7 million in multi-family and commercial real estate loans and $16.7 million in construction loans. This is consistent with our strategy of originating multi-family, commercial real estate and construction loans to diversify our loan portfolio.

Bank owned life insurance increased by $6.4 million from $78.9 million at June 30, 2006 to $85.3 million at September 30, 2006. This increase was primarily due to adoption of the new accounting principle related to bank owned life insurance. In addition, the amount of stock we own in the Federal Home Loan Bank
(FHLB) increased by $2.8 million from $46.1 million at June 30, 2006 to $48.9 million at September 30, 2006 as a result of an increase in our level of borrowings. There was also an increase in accrued interest receivable of $2.7 million resulting from an increase in interest-earning assets and the timing of certain cash flows resulting from the change in the mix of our assets.

Deposits increased by $54.6 million, or 1.7%, to $3.36 billion at September 30, 2006 from $3.30 billion at June 30, 2006. The increase was due primarily to an increase in certificates of deposits.

Borrowed funds increased $61.5 million, or 4.9%, to $1.31 billion at September 30, 2006 from $1.25 billion at June 30, 2006. This increase in borrowed funds is the result of strong loan growth that exceeded the available cash flows from the investment and deposit portfolios.

Stockholders' equity increased $14.9 million, or 1.7%, to $915.1 million at September 30, 2006 from $900.2 million at June 30, 2006. The majority of this increase is attributed to a $5.6 million increase in retained earnings due to adoption of the new accounting principle related to bank owned life insurance, a decrease of $4.5 million in the accumulated other comprehensive loss and net income of $4.4 million for the three months ended September 30, 2006.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and forty-six branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey. For more information, please visit www.isbnj.com

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                     INVESTORS BANCORP, INC. AND SUBSIDIARY

                Average Balance Sheet and Yield/Rate Information



                                   For Three Months Ended
              ------------------------------------------------------------------
                           September 30, 2006           September 30, 2005
              ------------------------------------  ----------------------------
                         Average   Interest Average             Interest Average
                       Outstanding  Earned  Yield/  Outstanding  Earned/  Yield/
                         Balance     Paid    Rate     Balance     Paid     Rate
               -----------------------------------  ----------------------------
                                        (Dollars in thousands)

Interest-earning
assets:
 Due from banks    $    20,078  $   169    3.37%   $   110,533  $    833   3.01%
 Repurchase
   agreements              -         -        -         30,435       262   3.44%
 Securities
  available-for-
  sale                 534,833    5,722    4.28%       661,818     6,945   4.20%
 Securities
  held-to-maturity   1,729,172   20,531    4.75%     2,024,383    21,882   4.32%
 Net loans           3,081,486   41,912    5.44%     2,093,532    26,550   5.07%
 Stock in FHLB          47,782      697    5.83%        57,751       728   5.04%
                    --------------------             ---------
  Total interest-
   earning assets    5,413,351   69,031    5.10%     4,978,452    57,200   4.60%
                                 -------                          ------
Non-interest earning
  assets               149,168                         136,441
                    ----------                       ---------
  Total assets     $ 5,562,519                     $ 5,114,893
                   ===========                     ===========

Interest-bearing
 Liabilities:
 Savings         $     223,182      526   0.94%    $   470,523     1,005   0.85%
 Interest-bearing
  checking             307,730    1,845   2.40%        282,479     1,160   1.64%
 Money market
  accounts             207,345      873   1.68%        306,974     1,030   1.34%
 Certificates
  of deposit         2,555,204   27,506   4.31%      2,408,212    18,521   3.08%
 Borrowed funds      1,282,547   15,814   4.93%      1,183,390    10,918   3.69%
                   ---------------------             --------------------
  Total interest-
  bearing
  liabilities        4,576,008    46,564   4.07%      4,651,578    32,634   2.81%
                                 -------                          -------
Non-interest
bearing liabilities     83,243                           59,917
                     ---------                        ----------
 Total liabilities   4,659,251                        4,711,495


Stockholders' equity   903,268                         403,398
                     ---------                        ---------
  Total liabilities
  and stockholders'
  equity            $5,562,519                     $ 5,114,893
                    ===========                    ===========
Net interest income             $ 22,467                        $ 24,566
                               ==========                      ==========
Net interest rate
 spread                                   1.03%                            1.79%
                                          =====                            =====
Net interest earning
 assets             $  837,343                     $   326,874
                    ===========                    ===========
Net interest margin                       1.66%                            1.97%
                                          =====                            =====
Ratio of interest-
 earning assets to
 total interest-
 bearing liabilities      1.18 X                          1.07 X
                    ==========                     ===========

                    INVESTORS BANCORP, INC. AND SUBSIDIARY
                           Selected Performance Ratios

                                                For the Three Months Ended
                                                        September 30,
                                            ------------------------------------
                                                2006                 2005
                                            -----------------     --------------
Return on average assets                                0.31%              0.47%
Return on average equity                                1.93%              5.91%
Interest rate spread                                    1.03%              1.79%
Net interest margin                                     1.66%              1.97%
Efficiency ratio                                       71.12%             62.01%
Non-interest expense to average total assets            1.23%              1.22%
Average interest-earning assets to average
 interest-bearing liabilities                            1.18               1.07


                     INVESTORS BANCORP, INC. AND SUBSIDIARY
                     Selected Financial Ratios and Other Data


                                                At or For the Period Ended
                                            ------------------------------------
                                             September 30,           June 30,
                                                2006                   2006
                                            -----------------     --------------

Asset Quality Ratios:
Non-performing assets as a percent of
  total assets                                          0.07%              0.06%
Non-performing loans as a percent of total loans        0.12%              0.11%
Allowance for loan losses as a percent of total loans   0.21%              0.22%
Allowance for loan losses as a percent of
 non-performing loans                                 176.52%            192.18%



Capital Ratios:
Total risk-based capital (to risk weighted assets) (1) 25.67%             26.48%
Tier 1 risk-based capital (to risk weighted assets)(1) 25.42%             26.23%
Tier 1 leverage (core) capital (to adjusted tangible
 assets)(1)                                            11.91%             12.25%
Equity to total assets (period end)                    16.26%             16.38%
Tangible capital (to tangible assets)                  16.25%             16.36%
Book value per common share                            $8.15              $8.02


Other Data:
Number of full service offices                             46                 46
Full time equivalent employees                            474                473


(1) Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.

   INVESTORS BANCORP, INC. AND SUBSIDIARY
                      Consolidated Statements of Operations
                                   (Unaudited)

                                                    For the Three Months
                                                    Ended September 30,
                                              ----------------------------------
                                                 2006                 2005
                                              ----------------    --------------
                                              (Dollars in thousands, except per
                                                         share data)
Interest and dividend income:
    Loans receivable and loans held-for-sale  $         41,912            26,550
    Securities:
      Government-sponsored enterprise
        obligations                                      1,339             1,674
      Mortgage-backed securities                        22,053            25,984
      Equity securities available-for-sale                 455               455
      Municipal bonds and other debt                     2,406               714
    Interest-bearing deposits                              169               833
    Repurchase agreements                                   --               262
    Federal Home Loan Bank stock                           697               728
                                              -----------------   --------------
         Total interest and dividend income             69,031            57,200
                                              -----------------   --------------
Interest expense:
    Deposits                                            30,750            21,716
    Secured borrowings                                  15,814            10,918
                                              -----------------   --------------
         Total interest expense                         46,564            32,634
                                              -----------------   --------------
         Net interest income                            22,467            24,566
Provision for loan losses                                  225               100
                                              -----------------   --------------
         Net interest income after provision
           for loan losses                              22,242            24,466
                                              -----------------   --------------
Other income:
    Fees and service charges                               660               619
    Increase (decrease) in and death
      benefits on bank owned life
      insurance contract                                   795             (127)
    Gain on sales of mortgage loans, net                    83                77
    Other income                                            21                20
                                              -----------------   --------------
         Total other income                              1,559               589
                                              -----------------   --------------
Operating expenses:
    Compensation and fringe benefits                    10,443             9,640
    Advertising and promotional expense                    900               603
    Office occupancy and equipment expense               2,423             2,644
    Federal insurance premiums                             110               109
    Stationery, printing, supplies and telephone           393               492
    Legal, audit, accounting, and supervisory
      examination fees                                     775               349
    Data processing service fees                           936               887
    Other operating expenses                             1,107               875
                                              -----------------   --------------
         Total operating expenses                       17,087            15,599
                                              -----------------   --------------
         Income before income tax expense                6,714             9,456
Income tax expense                                       2,363             3,495
                                              -----------------   --------------
         Net income                           $          4,351             5,961
                                              =================   ==============
Earnings per share - basic and diluted          $         0.04         n/a
Weighted average shares outstanding -
  basic and diluted                                112,246,699         n/a

INVESTORS BANCORP, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets
                September 30, 2006 (Unaudited) and June 30, 2006

                                              September 30,         June 30,
         Assets                                  2006                 2006
                                             ----------------   ----------------
                                                        (In thousands)
Cash and cash equivalents                    $       28,075               39,824
Securities available-for-sale,
  at estimated fair value                           508,137              528,876
Securities held-to-maturity,
  net (estimated fair value of
  $1,643,786 and $1,695,975
  at September 30, 2006 and
  June 30, 2006, respectively)                    1,683,418            1,763,032
Loans receivable, net                             3,191,520            2,960,583
Loans held-for-sale                                   2,414                  974
Stock in the Federal Home Loan Bank                  48,893               46,125
Accrued interest receivable                          23,790               21,053
Office properties and equipment, net                 27,446               27,911
Net deferred tax asset                               26,052               28,176
Bank owned life insurance contract                   85,262               78,903
Other assets                                          1,700                1,789
                                              ---------------   ----------------
              Total assets                   $    5,626,707            5,497,246
                                              ===============   ================
   Liabilities and Stockholders' Equity
Liabilities:
 Deposits                                    $    3,356,658            3,302,043
Borrowed funds                                    1,307,232            1,245,740
Advance payments by borrowers for
 taxes and insurance                                 16,050               15,337
 Other liabilities                                   31,677               33,939
                                              ---------------   ----------------
 Total liabilities                                4,711,617            4,597,059
                                              ---------------   ----------------
Stockholders' equity:
Preferred stock, $0.01 par value, 500,000
authorized shares;  none issued                          --                   --
Common stock, $0.01 par value, 200,000,000
  shares authorized; 116,275,688 issued
  and outstanding at September 30, 2006
  and June 30, 2006,                                    532                  532
Additional paid-in capital                          525,105              524,962
Unallocated common stock held by the
  employee stock
ownership plan                                      (40,059)            (40,414)
Retained earnings                                   436,148              426,233
 Accumulated other comprehensive loss:
 Net unrealized loss on securities
  available for sale, net of tax                     (6,268)            (10,758)
 Minimum pension liability, net of tax                 (368)               (368)
                                              ---------------   ----------------
                                                     (6,636)            (11,126)
                                              ---------------   ----------------
 Total stockholders' equity                         915,090              900,187
                                              ---------------   ----------------
Total liabilities and stockholders' equity   $    5,626,707            5,497,246
                                              ===============   ================